Exhibit 5.2

August 27, 2019

Keurig Dr Pepper Inc. 53 South Avenue Burlington, Massachusetts 01803

Re:	Keurig Dr Pepper Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), including the resale prospectus, dated the date hereof (the “Resale Prospectus”), forming a part thereof, to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of up to 27,425,720 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s Keuring Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 (the “2019 SIP”), including 2,425,720 shares of Common Stock previously available under the award pool for the Company’s existing Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2009 (the “2009 SIP”) as of June 7, 2019 or that are subject to or underlie awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the 2009 SIP following June 7, 2019, except for the shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of such an award (the 2019 SIP and the 2009 SIP together, the “Plans”). This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the Registration Statement (including the Resale Prospectus) in the form to be filed with the Commission on the date hereof;
(b)the Plans;
(c)an executed copy of a certificate of James L. Baldwin, Jr., Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of July 9, 2018, as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;
(e)a copy of the Company’s Certificate of Merger related to the merger of Maple Parent Holdings Corp., a Delaware corporation (“Maple”), and Salt Merger Sub, Inc., a wholly owned subsidiary of the Company, with Maple surviving as a wholly owned subsidiary of the Company, certified by the Secretary of State of Delaware as of July 9, 2018 and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(g)a copy of certain resolutions of the Board of Directors of the Company adopted on January 28, 2018 and August 26, 2019 and certain resolutions of the stockholders of Maple adopted on January 28, 2018, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.
In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company and (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to a Plan will be consistent with such Plan and will be duly authorized, executed and delivered by the parties thereto.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the participants in accordance with the terms and conditions of the applicable Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
LKB